Exhibit 10.4

, 2018

[Executive]

[Address]

Re: Impact of Transaction on 2017 Stock-Settled Performance Units

Dear [Executive],

As you know, on January 1, 2018, Archrock, Inc. (the “Company”), Archrock Partners, L.P. (the “Partnership”) and certain other parties entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the Partnership will become a wholly-owned subsidiary of the Company (the “Transaction”).  You are receiving this letter (this “Letter”) because the Company granted to you, on March 3, 2017, an award of stock-settled performance units (the “Performance Units”), pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”) and that certain Award Notice and Agreement between you and the Company (the “Award Notice”), which evidences the grant of the Performance Units.  This Letter will govern the impact of the Transaction on the Performance Units.  Capitalized terms used and not otherwise defined below will have the meanings specified in the Award Notice.

1.  Amendment to Award Notice.  In consideration of your continued employment with the Company and its affiliates following the date on which the Transaction closes (the “Closing Date”) and for other good and valuable consideration, notwithstanding anything to the contrary in the Plan or the Award Notice, you and the Company hereby agree as follows:

a.                                      Waiver of Corporate Change.  Solely for purposes of determining the Achievement Percentage applicable to your Performance Units, the consummation of the Transaction and the other transactions contemplated by the Merger Agreement will not constitute a Corporate Change (as defined in the Plan).  Accordingly, if the Transaction is consummated during the Performance Period, the Committee (as defined in the Plan) will not determine and certify the level of attainment of the Performance Measures applicable to your Performance Units upon or in connection with the consummation of the Transaction.

b.                                      Termination of Employment Following the Closing Date.  If your status as an Employee of the Company or an affiliate thereof is terminated during the Performance Period and on or within eighteen (18) months following the Closing Date (i) by the Company or such affiliate without Cause (as defined in the Plan), (ii) by you for Good Reason or (iii) as a result of your death or Disability (as defined in the Plan) (any such termination that occurs within eighteen (18) months following the Closing Date, a “Qualifying Termination”), your Performance Units (to the extent unvested as of the date of your Termination of Service) will remain outstanding and eligible to vest upon the Qualifying Termination Vest Date (as defined below), and any Performance Units that do not vest on the Qualifying Termination Vest Date (together with the corresponding Dividend Equivalents) will automatically be forfeited on the Qualifying Termination Vest Date.  For the avoidance of doubt, if your status as an Employee is terminated by the Company or an affiliate thereof for Cause or by you without Good Reason on or after the Closing Date, your Performance Units (to the extent then-unvested) and their corresponding Dividend Equivalents will automatically be forfeited upon your termination.

c.                                       Determination of Achievement Percentage.  If you incur a Qualifying Termination during the Performance Period, then (i) the Committee, in its discretion, will determine in good faith, within sixty (60) days following the end of the calendar year in which your Qualifying Termination occurs (the actual date of the Committee’s determination during this sixty (60)-day period, the “Qualifying Termination Vest Date”), (x) the Achievement Percentage applicable to your Performance Units based on performance during the portion of the Performance Period commencing on the first day of the Performance Period and ending on December 31st of the calendar year in which your

Qualifying Termination occurs or, if the Committee determines during such sixty (60)-day period, in its discretion, that it cannot reasonably determine the Achievement Percentage, then the Achievement Percentage shall be deemed to be one hundred percent (100%), and (y) the number of Performance Units that have become Earned Units based on such Achievement Percentage, and (ii) your Earned Units (determined in accordance with the foregoing clause (i)(y)), will vest in full upon such Qualifying Termination Vest Date.

d.                                      Payment.  If you incur a Qualifying Termination, your vested Earned Units will be paid to you in the form of an equivalent number of shares of common stock of the Company as soon administratively practicable following the Qualifying Termination Vest Date, but in no event later than March 15th of the calendar year following the year in which your Qualifying Termination occurs.  Payments in respect of any corresponding Dividend Equivalents shall be paid in the form of cash.

2.                                      No Other Modifications; Waiver.  Your Award Notice will be deemed amended, effective as of the Closing Date, to the extent necessary to reflect and give effect to this Letter.  Except as expressly set forth in this Letter, the terms and conditions set forth in the Plan and the Award Notice shall continue to apply to your Performance Units following the Closing Date.  By signing this Letter in the space indicated below, you expressly (i) waive any right or entitlement you may otherwise have to the Committee determining the Achievement Percentage applicable to your Performance Units in connection with the consummation of the Transaction, and (ii) consent and agree to the treatment of your Performance Units as set forth in, and the amendment to your Award Notice contemplated by, this Letter.

3.                                      Effectiveness.  This Letter shall become effective on the Closing Date.  If the closing of the Transaction does not occur for any reason, this Letter will be null and void.

4.                                      Miscellaneous.  Nothing in this Letter (i) confers upon you any right to continue in the employ of the Company or its affiliates, (ii) constitutes any contract or agreement or employment, or (iii) interferes in any way with the right of the Company and its affiliates to terminate your employment at any time, with or without Cause.  This Letter, together with the Award Notice and the Plan, comprises the final, complete and exclusive agreement between you and the Company with respect to the Performance Units and replaces and supersedes any other agreements, whether oral or written, between you and the Company with respect to the Performance Units.  This Letter may only be modified by a writing signed by the parties hereto.

Please indicate your agreement with and consent to the terms and conditions of this Letter by executing a copy of this Letter and returning the signed Letter to Stephanie Hildebrandt no later than [   ], 2018.

Sincerely,

Archrock, Inc.

By:
Name:
Title:

Acknowledged, accepted and agreed:

Name:
Date: